EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 81 to the Registration Statement on Form N-1A (File Nos. 002-14363 and 811-05162) and to the use of our report dated August 29, 2019 relating to the June 30, 2019 financial statements and financial highlights of the following predecessor funds, Life Series Covered Call Strategy Fund, Life Series Equity Income Fund, Life Series Fund For Income, Life Series Government Cash Management Fund, Life Series Growth & Income Fund, Life Series International Fund, Life Series Investment Grade Fund, Life Series Limited Duration Bond Fund, Life Series Opportunity Fund, Life Series Select Growth Fund, Life Series Special Situations Fund, and Life Series Total Return Fund, each a series of the First Investors Life Series Funds, which are included in said Registration Statement.

/s/Tait, Weller & Baker LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 4, 2019